Exhibit 23-2




Consent of Hacker, Johnson & Smith PA



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 13, 2004 with respect to the consolidated financial statements of Pointe Financial Corporation included in the Registration Statement (Form S-4) and related Prospectus of The South Financial Group, Inc. for the registration of 2,554,022 shares of its common stock.


/s/ Hacker, Johnson & Smith PA


HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
December 14, 2004